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                                  EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings
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26

Computation of Earnings Per Share
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The following formula was used to calculate the earnings per share,
Consolidated Statements of Income for the three and nine months ended September 30, 1998 and 1997, included in this report as Exhibit 13.3


Earnings Per Share

Net Income /
Weighted average shares of common stock outstanding for the period

                                  Three months ended                   Nine months ended
                                     September 30,                        September 30,
                                  1998           1997                 1998           1997
                               ----------     ----------           ----------     ----------

Weighted Average
Shares Outstanding              1,257,252      1,257,252            1,257,252      1,257,252

Net Income                     $  515,715     $  502,677           $1,536,647     $1,453,769

Per Share Amount               $      .41     $      .40           $     1.22     $     1.16


No common stock equivalents exist.